Exhibit 4.5

Exhibit A

TO CERTIFICATE OF DESIGNATION AND PREFERENCES OF
INTERESTS TO BE REPRESENTED BY
SPECIAL SERIES NON-VOTING COMMON SHARES OF
CURRENT MEDIA, LLC

REGISTRATION RIGHTS

        1.    Certain Definitions.    In addition to the terms defined elsewhere in the Current Media, LLC Operating Agreement, the following terms shall have the following meanings:

        "Registrable Securities" means the Common Stock received by the Series S Members upon a Conversion; provided, however, that any such securities shall cease to be Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with the plan of distribution set forth in such registration statement or the registration statement has remained effective for 180 days whether or not such securities have been disposed of, (ii) when such securities have been sold to the public either pursuant to a registration statement or Rule 144, or sold in a private transaction in which the transferor's rights hereunder were not assigned to the transferee or (iii) when they shall have ceased to be outstanding.

        "Registration Expenses" means all expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent's and registrar's expenses, and escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration, but shall not include fees and disbursements of counsel, auditors or other professionals or consultants retained by the Series S Members.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Selling Expenses" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered pursuant to these piggyback registration rights.

        "Series A Member" means a Person holding "Registrable Securities" as that term is defined in Annex A to the Operating Agreement granting registration rights to Members holding Series A Preferred Shares.

        "Series S Member" means a Person holding Registrable Securities and that immediately before the Conversion was a Member holding Series S Common Shares.

        2.    Requested Registration.

          2.1   Request for Registration by Members.

            (a)   At any time after the first to occur of (i) eight years after the date hereof and (ii) six months after the effective date of the Company's initial Public Offering, any Series S Member or Series S Members holding not less than a majority of the Registrable Securities then held by all of the Series S Members may, by written notice, request that the Company effect a registration, qualification or compliance with respect to all or any part of the Registrable Securities then held by such Members, provided that, if the securities requested to be registered constitute less than all of the outstanding Registrable Securities at such time, such securities shall have an estimated aggregate offering price, net of underwriting discounts and expenses, equal to or exceeding $20 million (a "Demand Registration").

            (b)   The Company shall have the right, by delivering written notice to all Series S Members within ninety (90) days of receipt by the Company of a written notice delivered pursuant to clause (i) of subsection (a) above, to elect not to effectuate a Public Offering pursuant to such notice, and if the Company elects not to effectuate a Public Offering, the Company shall be obligated to offer to purchase or cause a designee to offer to purchase all of the Series S Shares then held by the Series S Members at their fair market value, including fractional shares which shall be purchased at a pro rata price. The Company's written notice pursuant to the preceding sentence (the "Offer Notice") shall state the per share price being offered by the Company for each Series S Share. Each Series S Member desiring to sell its Series S Shares to the Company must deliver an irrevocable written notice to the Company to such effect (the "Acceptance Notice") within twenty (20) business days after receipt of the Company's Offer Notice. Any Series S member who does not timely deliver a written notice accepting the Company's offer shall be deemed to have elected to retain its Series S Shares. A Series S Member may not elect to sell less than all of its Series S Shares.

            With respect to each Series S Member timely accepting the Company's offer as provided herein (a "Selling Member"), the closing of the sale of its Series S Shares shall occur on a date mutually agreed with the Company (or its designee acquiring the Series S Shares) within thirty (30) days of its Acceptance Notice (or such later date as any dispute regarding the fair market value of the Series S Shares is resolved as provided below) and at the closing, (i) each Selling Member shall deliver to the Company (or its designee acquiring the Series S Shares) the certificate or certificates representing all of its Series S Shares, duly endorsed in blank and accompanied by appropriate membership interest powers; (ii) each Selling Member shall transfer all of its Series S Shares to the Company (or its designee acquiring the Series S Shares) free and clear of all liens and encumbrances of any nature whatsoever other than the Operating Agreement of the Company; and (iii) the Company (or its designee acquiring the Series S Shares) shall deliver to each Selling Member, by bank check or by wire transfer of immediately available funds, the per share purchase price stated in the Offer Notice (or the Supplemental Offer Notice or Arbitrator's Notice, as applicable) multiplied by the number of Series S Shares held by such Selling Member.

            If a Selling Member disputes the fair market value stated in the Offer Notice, the Selling Member must notify the Company in writing (which shall then be obligated to promptly notify the other Selling Members) of its disagreement at the time it delivers its acceptance notice. If the Selling Member and the Company resolve the dispute, the Company shall promptly give written notice of the resolution of the dispute (and the agreed upon fair market value of Series S Shares) to the Selling Members (the "Supplemental Offer Notice"). If such disagreement is not resolved within twenty (20) days following delivery of the Offer Notice, the Company or a Selling Member, by notice to the other, shall have the right to require the determination of fair market value to be made by arbitration, which shall be exclusive means of resolving the dispute. Any arbitration initiated hereunder shall be conducted using the same procedures set forth in Section 9.2(e) of the Operating Agreement and the Company shall promptly give written notice to the Selling Members of the arbitrator's decision (the "Arbitrator's Notice").

            (c)   Within ten (10) days after the receipt by the Company of a written request under clause (ii) of the Section 2.1(a) or within ninety (90) days after receipt by the Company of a written request under clause (i) of Section 2.1(a) if the Company has not delivered an Offer Notice on or prior to such date, the Company shall give written notice of the proposed registration, qualification or compliance to all other holders of Registrable Securities, and as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Series S Members and the securities of other Person holding securities of the Company that are entitled to piggyback registration rights who are joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company.

            (d)   Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.1:

              (i)    In any particular jurisdiction in which the Company would be required to qualify as a foreign corporation, subject itself to taxation in that jurisdiction or execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

              (ii)   During the period starting with the date ninety (90) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, a registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction, with respect to an employee benefit plan or with respect to the Company's first registered public offering of its stock), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

              (iii)  After the Company has effected three such registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

              (iv)  To effectuate an initial Public Offering if the Company delivers an Offer Notice; or

              (v)   If either (x) the Company shall furnish to the Series S Members requesting registration a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that in the good faith judgment of the Board (i) that a postponement or withdrawal is necessary in order to avoid premature disclosure of a matter that the Board has determined would not be in the best interests of the Company to be disclosed at such time or (ii) that the filing of a registration statement would have a material adverse effect on the Company or its members or shareholders, as the case may be, or (y) the Company would be required to prepare audited financial statements as of a date other than its fiscal year end, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 2.1 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Members; provided, however, that the Company shall not be entitled to exercise such right under this Section 2.1 more than once in any twelve-month period and provided, further, however, that in any of the events described above, the Series S Member(s) requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as the one permitted Demand Registration. The Company shall provide written notice to the Members requesting such Demand Registration and any other Persons requesting inclusion in such registration of (x) any postponement or withdrawal of the filing or effectiveness of a Registration Statement pursuant to this Section 2.1, (y) the Company's decision to file or seek effectiveness of such Registration Statement following such withdrawal or postponement and (z) the effectiveness of such Registration Statement.

            Subject to the foregoing clauses (i) through (v), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of a valid request for a Demand Registration under this Section 2.1.

          2.2   Underwriting.    The right of any Series S Member to registration pursuant to this Section 2 shall be conditioned upon such Person's participation in the underwriting arrangements required by this Section 2, and the inclusion of such Person's Registrable Securities in the underwriting to the extent provided herein.

          2.3   Procedures.    The Company shall (together with all Members proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with an underwriter or underwriters of recognized national standing selected for such underwriting by the Company and reasonably acceptable to a majority of the Members proposing to distribute their securities through such underwriting. Subject to the following sentence, the Company may include in any Demand Registration any securities to be issued by the Company or held by any other holders of the Company's securities. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing that, in its opinion, marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the Registrable Securities and other securities to be distributed through such underwriting. The Company shall so advise all Persons distributing their securities through such underwriting of such limitation and the number of shares of Registrable Securities and other securities that may be included in the registration (and underwriting if any) shall be allocated (i) first, among all Series S Members and other Persons holding securities (except securities described in clause (iii)) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested by such Series S Members and other holders of the Company's securities (except securities described in clause (iii)) to be included in such registration statement and (ii) second, to the securities the Company proposes to sell in such registration and (iii) third, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Series S Members.

          If any Series S Member who has requested inclusion in the registration as provided above disapproves of the terms of the underwriting, such Person shall provide written notice of such Person's disapproval to the Company and the managing underwriter. Upon the receipt of such notice, such Person shall be withdrawn from the underwriting. If all the Series S Members who had requested inclusion in a registration are withdrawn from the underwriting in accordance with this paragraph, the registration shall still be deemed to be a Demand Registration and the Series S Members shall not be entitled to request another registration, unless the Series A Members who had requested inclusion in such registration pay the Registration Expenses associated with such withdrawn registration.

          2.4   Registration Statement Form.    Except as provided in the next sentence, a registration under this Section 2 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Company and, as shall be reasonably acceptable to the Series S Members holding a majority of the Registrable Securities so to be registered and (ii) as shall permit the disposition of such Registrable Securities in accordance with the intended method or methods of disposition specified in their request for such registration. If, at any time that the Company is eligible to use Form S-3 or any successor thereto, the Series S Members requesting the Demand Registration and the other Persons whose shares will be registered holding a majority of the securities to be registered have requested that the Company file a Registration Statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Securities held by such Members, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, the number of shares of Registrable Securities specified in such notice. If, in connection with a registration under Section 2 which is proposed by the Company to be on Form S-3 or any similar short form registration statement which is a successor to Form S-3, the managing underwriters, if any, shall advise the Company in writing that in their opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

          2.5   Effective Registration Statement.    A registration requested pursuant to this Section 2 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, provided that a registration which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of the Series S Members requesting the Demand Registration and the Series A Members which initially elected to register their shares in such registration or the refusal to proceed by Members such that the estimated aggregate offering price net of underwriting discounts and expenses, does not equal or exceed $20 million shall be deemed to have been effected by the Company at the request of such Members, (ii) if, after it has become effective, such registration becomes subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or court other than by reason of some act or omission by the Series S Members, unless such stop-order, injunction or other order or requirement is vacated or otherwise removed, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied, other than by reason of some act or omission by the Series S Members.

          2.6   Effective Period of Demand Registrations.    After a Demand Registration filed pursuant to this Agreement has become effective, the Company shall use its best efforts to keep such Demand Registration effective for a period equal to 180 days from the date on which the SEC declares such Demand Registration effective (or if such Demand Registration is not effective during any period within such 180 days, such 180-day period shall be extended by the number of days during such period when such Demand Registration is not effective), or such shorter period which shall terminate when all of the Registrable Securities covered by such Demand Registration have been sold pursuant to such Demand Registration, provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Member refrains from selling any securities included in such registration at the request of an underwriter of the Registrable Securities; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, however in no event longer than one year from the effective date of the registration statement and provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement. If the Company shall withdraw a Demand Registration pursuant to subsection 2.1(iv) (a "Withdrawn Demand Registration"), the Series S Members shall be entitled to a replacement Demand Registration.

        3.    Piggyback Registration.

          3.1   Notice of Registration.    If, at any time or from time to time, the Company shall determine to register (a "Piggyback Registration") any of its common equity securities, either for its own account or the account of a security holder or holders, other than (x) a registration relating solely to employee benefit plans or (y) a registration relating solely to a Rule 145 transaction, the Company will:

            (i)    promptly give to each Series S Member written notice thereof; and

            (ii)   subject to Section 3.2, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Series S Member,

          3.2   Underwriting.    If the registration for which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Series S Members as a part of the written notice given pursuant to Section 3.1. In such event the right of any Series S Member to registration pursuant to this Section 3 shall be conditioned upon such Series S Member's participation in such underwriting and the inclusion of such Series S Member's Registrable Securities in the underwriting to the extent provided herein. All Series S Members proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company.

          Notwithstanding any other provision of this Section 3, if the Company undertakes a public offering for its own account and the managing underwriter advises the Company in writing that, in its opinion, the number of securities to be included in such registration exceeds the number which can be sold in such offering, and/or that the number of shares of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and (except with respect to securities described in clause (iii)) other securities requested to be included in such registration (including, without limitation, those of the other Persons) pro rata among the Series S Members and the holders of such securities on the basis of the number of shares requested to be registered by such holders or as such holders may otherwise agree and (iii) third, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Series S Members and/or Series A Members. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

          Notwithstanding the other provisions of this Section 3, if a Piggyback Registration is an underwritten secondary registration on behalf of a holder of the Company's securities other than Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering and/or that the number of shares of Registrable Securities proposed to be included in any such registration would adversely affect the price per share of the Company's equity securities to be sold in such offering, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration the Registrable Securities requested to be included in such registration by the Series S Members and (except with respect to securities described in clause (iii)) any other securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders, (ii) second, the securities the Company proposes to sell, and (iii) third, securities requested to be included in such registration by Persons, if any, whose rights to piggyback registration provide that they are subordinate to the rights of the Series S Members and/or the Person(s) initiating the underwriting as to which the piggyback registration rights relate.

          No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

          If any Series S Member who has requested inclusion in the registration as provided above disapproves of the terms of any such underwriting prior to the effectiveness of such registration, such Series S Member may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

          3.3   Right to Terminate Registration.    The Company shall have the right at any time in its sole discretion to postpone, terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Series S Member has elected to include securities in such registration.

          3.4   Delay of Registration.    No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2 or Section 3.

        4.    Expenses of Registration.

          (a)   The Company shall bear all Registration Expenses in connection with all registrations pursuant to Section 2 and Section 3 hereof exclusive of any Selling Expenses. All Selling Expenses relating to securities registered on behalf of the Series S Members shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of shares so registered. In addition, each Series S Member shall bear its own expenses incurred in connection with exercising its rights hereunder. The Company shall pay its internal expenses, the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are to be listed.

          (b)   The obligation of the Company to bear the Registration Expenses shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of the Series S Members (unless withdrawn following postponement of filing by the Company in accordance with Section 3.3) shall be borne by the Series S Members and the Registration Expenses in respect of any supplements or amendments to a Registration Statement or Prospectus resulting from a misstatement furnished to the Company by a Member shall be borne by such Member.

        5.    Registration Procedures.    Whenever Registrable Securities are to be registered pursuant hereto, the Company will use its reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of disposition thereof, and pursuant thereto the Company shall:

          (a)   Prepare and file with the SEC a registration statement with respect to such securities and use reasonable efforts to cause such registration statement to become and remain effective for 180 days or less if the distribution described in the Registration Statement has been completed;

          (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c)   Furnish to the Series S Members participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as may be reasonably requested in order to facilitate the public offering of such securities;

          (d)   Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the underwriters, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

          (e)   In the case of an underwritten offering, enter into an underwriting agreement provided such underwriting agreement contains reasonable and customary provisions;

          (f)    Notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any such seller, the Company promptly shall prepare and furnish to such seller and each underwriter if any a reasonable number of copies of such supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

          (g)   Use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which securities of the same class issued by the Company are then listed; and

          (h)   Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement.

        If requested by the Company, each seller of Registrable Securities as to which any registration is being effected shall furnish to the Company any other information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

        Each seller of Registrable Securities agrees by having its Registrable Securities treated as Registrable Securities that, upon notice from the Company of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a "Suspension Notice"), such seller will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such seller is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 5(f) hereof, and, if so directed by the Company, such seller will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such seller's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give any notice to suspend the disposition of Registrable Securities pursuant to a Prospectus, the Company shall extend the period of time during which the Company is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such seller either is advised by the Company that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 5(f).

        6.    Indemnification.

          (a)   To the extent permitted by law, the Company will indemnify each Series S Member with respect to which registration, qualification or compliance has been effected pursuant to this Agreement and each of their respective officers and directors, and each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Series S Member, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished to the Company by such Series S Member or controlling Person specifically for use therein, or the failure of such Series S Member to deliver a Prospectus that was delivered to the Series S Member prior to a sale or sales by such Series S Member.

          (b)   To the extent permitted by law, each Series S Member will, if Registrable Securities held by such Series S Member are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Series S Member, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, other Series S Members, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by such Series S Member specifically for use therein.

          (c)   Each party entitled to indemnification under this Section 6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses but shall bear the expense of such defense nevertheless, except that the Company shall not be obligated to bear the expense of more than one counsel for all the Series S Members and all of the Series A Members collectively. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          (d)   If the foregoing indemnification is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, claim, damage, liability or action referred to therein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice under paragraph (c). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        7.    Transfer or Assignment of Registration Rights.    The demand and piggyback registration rights granted to a Series S Member hereby may be transferred or assigned but only to a transferee who acquires Series S Common Shares from a Series S Member, provided that the transfer to the transferee is made in accordance with the terms and conditions of the Agreement and the transferee becomes a Substitute Member. After an initial public offering of the Company's equity securities, the piggyback registration rights granted to a Series S Member hereby may not be assigned or transferred.

        8.    Termination of Registration Rights.    The rights of any Series S Member to request inclusion in any registration and the obligations of the Company to register Registrable Securities hereunder shall terminate on the second anniversary of the closing of the initial public offering of the Company's securities, if any.